Exhibit 4.1

REGISTERED SHARE CERTIFICATE

N°

Orion Engineered Carbons S.A.

Société Anonyme

Registered office: 15, rue Edward Steichen

L-2540 Luxembourg

Grand-Duchy of Luxembourg

R.C.S. Luxembourg: B 160.558

Orion Engineered Carbons S.A., a société anonyme, incorporated under the laws of the Grand-Duchy of Luxembourg for an unlimited period of time, on 13 April 2011, pursuant to a notorial deed of Maître Patrick Serres, which has been published in the Luxembourg Official Gazette (Mémorial, Recueil Spécial des Sociétés et Associations), number 1658 of 22 July 2011, registered with the Trade and Companies Register of Luxembourg under the number B 160.558.

CAPITAL

EUR ( Euro)

represented by shares with no par value, entirely paid-in.

This certificate ensures to , being registered in the share register of the company, all the rights which are attribued, pursuant to the articles of incorporation, to the ownership of registered shares with no par value, of Orion Engineered Carbons S.A.

This certificate can be exchanged at all time at the registered office of the company or at all places designated by it, for other certificates representing in total the same number of shares as referred herein.

Signed in Luxembourg, on .

Director Director